Exhibit 99.2

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES REMOVAL OF

TENDER CAP FOR ITS PREVIOUSLY ANNOUNCED CASH TENDER OFFER FOR 6.250% SENIOR SECURED NOTES DUE 2023

FRANKLIN, Tenn. (December 11, 2020) – Community Health Systems, Inc. (the “Company”) (NYSE: CYH) today announced that its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), amended the terms of its previously announced cash tender offer (the “Tender Offer”) for its outstanding 6.250% Senior Secured Notes due 2023 (the “2023 Notes”) to remove the $1,000 million tender cap (the “Tender Cap”), increasing the maximum aggregate principal amount of 2023 Notes that are subject to purchase under the Tender Offer from $1,000 million to any and all 2023 Notes outstanding. The Issuer intends to fund the Tender Offer with the net proceeds from its previously announced senior secured notes offering, which was upsized from $1,050 million to $2,800 million.

Consistent with removing the Tender Cap and increasing the maximum aggregate principal amount of 2023 Notes that are subject to purchase under the Tender Offer, the Issuer has amended the financing condition of the Tender Offer to provide that the Issuer’s obligation to accept for purchase, and pay for, 2023 Notes validly tendered and not validly withdrawn is conditioned upon, among other things, the condition that the Issuer has completed a debt financing on terms and conditions satisfactory to it yielding gross cash proceeds of $2,800 million or more.

As previously disclosed, if the Tender Offer is not fully subscribed as of the Early Tender Deadline, the Issuer currently intends to redeem or repurchase (in one or more open market repurchases and/or privately negotiated transactions) any and all of the 2023 Notes not purchased by the Issuer in the Tender Offer, although it has no obligation to do so.

The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and remain unchanged except for the amendments set forth in this press release. The Issuer continues to reserve the right, in its sole discretion and subject to applicable law, to, among other things, (i) terminate or withdraw the Tender Offer and (ii) amend, modify or waive at any time, any of the terms and conditions of the Tender Offer in any respect, including waiver of any conditions to consummation of the Tender Offer.

The Issuer has retained Citigroup Global Markets Inc. to act as dealer manager in connection with the Tender Offer. Questions about the Tender Offer may be directed to Citigroup Global Markets Inc. at (800) 558-3745 (toll free) or (212) 723-6106 (collect). Copies of the Tender Offer documents and other related documents may be obtained from Global Bondholder Services Corporation, the depositary and information agent for the Tender Offer, at (866) 470-3800 (toll free) or (212) 430-3774 (collect) or email contact@gbsc-usa.com.

The Tender Offer is being made solely by means of the Tender Offer documents. Under no circumstances shall this press release constitute an offer to purchase or sell or the solicitation of an offer to purchase or sell the 2023 Notes or any other securities of the Issuer or any other person, nor shall there be any offer or sale of any 2023 Notes or other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In addition, nothing contained herein constitutes a notice of redemption of the 2023 Notes. No recommendation is made as to whether holders of the 2023 Notes should tender their 2023 Notes.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

CYH Announces Removal of Tender Cap for its Previously Announced Cash Tender Offer for its 6.250% Senior Secured Notes Due 2023

December 11, 2020

Investor Contacts: Kevin J. Hammons, 615-465 7000 Executive Vice President and Chief Financial Officer or Ross W. Comeaux, 615-465-7012 Vice President – Investor Relations	Media Contact: Tomi Galin, 615-628-6607 Senior Vice President, Corporate Communications, Marketing and Public Affairs

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